As filed with the Securities and Exchange Commission on November 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ICx TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0619113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2100 Crystal Drive

Suite 650

Arlington, VA 22202

(703) 678-2111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AMENDED AND RESTATED 2005 STOCK PLAN

2007 EQUITY INCENTIVE PLAN

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plans)

Daniel T. Mongan

Vice President, General Counsel and Secretary

ICx Technologies, Inc.

2100 Crystal Drive

Suite 650

Arlington, VA 22202

(703) 678-2111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the Amended and Restated 2005 Stock Plan	3,869,654	(2)	$9.79	(3)	$37,883,913	(3)	$1,163
Common Stock, $0.001 par value, to be issued under the 2007 Equity Incentive Plan	18,886,762		S14.18	(4)	$267,814,285	(4)	$8,222
Common Stock, $0.001 par value, to be issued under the 2007 Employee Stock Purchase Plan	5,000,000		$14.18	(4)	$70,900,000	(4)	$2,177
Total Registration Fees	27,756,416						$11,562

(1)	This Registration Statement covers shares of Registrant’s Common Stock: (i) issuable pursuant to the exercise of options and restricted stock units granted prior to the date hereof under the Amended and Restated 2005 Stock Plan, (ii) to be issued in the future under the 2007 Equity Incentive Plan, (iii) to be issued in the future under the 2007 Employee Stock Purchase Plan and (iv) pursuant to Rule 416(a) of the Securities Act of 1933, as amended, any additional shares of Common Stock, which become issuable under the 2005 Stock Plan, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three lines.
(2)	This subtotal represents shares of the Registrant’s Common Stock issuable upon exercise of outstanding options and restricted stock units under the Amended and Restated 2005 Stock Plan as of the date of this Registration Statement.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price per share.
(4)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $14.18 per share, which represents the average of the high and low price of the Registrant’s Common Stock as reported on The NASDAQ Global Market on November 8, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission, are hereby incorporated by reference in the Registration Statement:

(a)	The Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-145135), filed under the Securities Act, including the prospectus, dated November 7, 2007, filed by the Registrant pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), which contains audited consolidated financial statements for the Registrant and its subsidiaries for the fiscal year ended December 31, 2006.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the Prospectus referred to in (a) above.

(c)	The description of the Registrant’s Common Stock set forth in its registration statement on Form 8-A filed with the Securities and Exchange Commission on November 2, 2007, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of our common stock offered hereby has been passed upon for ICx Technologies, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain members of, investment partnerships comprised of members of, and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially hold an aggregate of 10,000 shares of our common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article IX of our certificate of incorporation, which we intend to file upon the closing of our initial public offering, provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors shall be personally liable to us or to any of our stockholders for monetary damages arising out of that director’s breach of fiduciary duty as one of our directors. No amendment to or repeal of the provisions of Article IX shall apply to or have any effect on the liability or the alleged liability of any of our directors with respect to any act or failure to act of that director occurring before the amendment or repeal. A principal effect of Article IX is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit

The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by law, and that we will advance expenses, including attorney’s fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

The limited liability provisions in our certificate of incorporation and the indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

In addition to the indemnification provisions of our bylaws and certificate of incorporation, we have entered into indemnification agreements with our directors and executive officers. These agreements require us, among other things, to indemnify our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request and to indemnify our directors and executive officers in accordance with our bylaws and the Delaware General Corporation Law.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We also maintain directors’ and officers’ liability insurance. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers, subject to certain exclusions.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons under our bylaws, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Document

4.1(1)	Specimen Certificate of Common Stock of the Registrant

4.2(2)	Amended and Restated 2005 Stock Plan

4.3(2)	2007 Equity Incentive Plan

4.4(2)	2007 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Grant Thornton LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

23.4	Consent of Grant Thornton LLP

23.5	Consent of Grant Thornton LLP

23.6	Consent of Grant Thornton LLP

23.7	Consent of Grant Thornton LLP

23.8	Consent of Grant Thornton LLP

23.9	Consent of Grant Thornton LLP

23.10	Consent of Grant Thornton LLP

23.11	Consent of Grant Thornton GmbH Wirtschaftsprüfungsgesellschaft

23.12	Consent of Grant Thornton GmbH Wirtschaftsprüfungsgesellschaft

23.13	Consent of Norgaard Neale Camden Ltd.

23.14	Consent of Elstein & Friedman, P.C.

23.15	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see signature page)

(1)	Incorporated by reference to Amendment No. 3 of the Registrant’s Registration Statement on Form S-1, Commission File No. 333-145135, filed with the Commission on October 24, 2007.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, Commission File No. 333-145135, filed with the Commission on August 3, 2007.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification as against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Commonwealth of Virginia, on the 9th day of November, 2007.

ICx Technologies, Inc.

By:	/s/ Hans C. Kobler
Hans C. Kobler
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hans C. Kobler. and Daniel T. Mongan, jointly and severally, as such person’s attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hans C. Kobler Hans C. Kobler	President, Chief Executive Officer (Principal Executive Officer) and Director	November 9, 2007

/s/ Deborah D. Mosier Deborah D. Mosier	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2007

/s/ Mark P. Mills Mark P. Mills	Chairman of the Board of Directors	November 9, 2007

/s/ E. Spencer Abraham E. Spencer Abraham	Director	November 9, 2007

/s/ Colin J. Cumming Colin J. Cumming	Director	November 9, 2007

/s/ Joseph M. Jacobs Joseph M. Jacobs	Director	November 9, 2007

/s/ Robert A. Maginn, Jr. Robert A. Maginn, Jr.	Director	November 9, 2007

/s/ Mark L. Plaumann Mark L. Plaumann	Director	November 9, 2007

/s/ Rodney E. Slater Rodney E. Slater	Director	November 9, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1(1)	Specimen Certificate of Common Stock of the Registrant

4.2(2)	Amended and Restated 2005 Stock Plan

4.3(2)	2007 Equity Incentive Plan

4.4(2)	2007 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Grant Thornton LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

23.4	Consent of Grant Thornton LLP

23.5	Consent of Grant Thornton LLP

23.6	Consent of Grant Thornton LLP

23.7	Consent of Grant Thornton LLP

23.8	Consent of Grant Thornton LLP

23.9	Consent of Grant Thornton LLP

23.10	Consent of Grant Thornton LLP

23.11	Consent of Grant Thornton GmbH Wirtschaftsprüfungsgesellschaft

23.12	Consent of Grant Thornton GmbH Wirtschaftsprüfungsgesellschaft

23.13	Consent of Norgaard Neale Camden Ltd.

23.14	Consent of Elstein & Friedman, P.C.

23.15	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)

(1)	Incorporated by reference to Amendment No. 3 of the Registrant’s Registration Statement on Form S-1, Commission File No. 333-145135, filed with the Commission on October 24, 2007.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, Commission File No. 333-145135, filed with the Commission on August 3, 2007.